EXHIBIT 99.1


NEW HOPE, Pa., Oct.29/PRNewswire/ -- Tel-Save Holdings, Inc. (Nasdaq: TALK), a nationwide provider of telecommunication services, announced today that, in a letter to the Chairman of the Board of ACC Corp. (Nasdaq: ACCC), Tel-Save proposed for consideration by ACC's Board of Directors at its November 6, 1997 meeting a merger transaction between Tel-Save and ACC, in which ACC would be acquired by Tel-Save and ACC's stockholders would receive Tel-Save Common Stock in exchange for their ACC common stock. As proposed, Tel-Save would exchange $50 in Tel-Save Common Stock for each share of ACC common stock unless ACC had consummated (or was committed to consummate) ACC's previously announced merger with US WATS, Inc. in which case the exchange rate would be $40 in Tel-Save Common Stock for each such ACC share. ACC is an international telecommunications holding company whose common stock is traded on the NASDAQ National Market under the symbol "ACCC". The letter indicated that the proposal could change after November 7, 1997.

Daniel Borislow, Tel-Save's Chairman and Chief Exeutive Officer, said that Tel-Save made its proposal because it believes that a combination of the two companies would generate important synergies. These would include the combination of Tel-Save's domestic switch-based traffic combined with ACC's international switch-based traffic, the potential to use ACC's international platform to allow Tel-Save to pursue AOL's European and Canadian customer base; and the potential to expand the scope of ACC's local business, college and university business, using the CLEC infrastructure that Tel-Save will acquire upon the anticipated closing of its merger with Shared Technologies Fairchild.

Tel-Save noted that any such transaction between Tel-Save and ACC is subject, among other things, to the satisfactory completion of due diligence reviews, the negotiation of a mutually satisfactory agreement, approval thereof by the companies' respective boards of directors, the transaction being accounted for as a pooling-of-interests transaction, any necessary regulatory approvals and any necessary stockholder approvals. Tel-Save is unable to predict whether the proposal would result in any agreement.

Tel-Save Holdings, Inc. is a nationwide provider of telecommunication services utilizing its state-of-the-art telecommunications network -- One Better Net ("OBN"). Tel-Save headquarters are located at 6805 Route 202, New Hope, Pennsylvania 18938.